Exhibit 10.1
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.
ASSET PURCHASE AND LICENSE AMENDMENT AGREEMENT
This Asset Purchase and License Amendment Agreement (this “Agreement”), dated as of December 27, 2022 (the “Agreement Date”), is entered into by and between Jounce Therapeutics, Inc., a Delaware corporation (“Seller”), and Gilead Sciences, Inc., a Delaware corporation (“Buyer,” and with Seller, individually, each a “Party” and, collectively, the “Parties”). Any capitalized term not defined herein that is defined in the License Agreement (as defined below) shall have the meaning set forth in the License Agreement.
RECITALS
WHEREAS, Seller owns the Patents and Know-How related to the Licensed Products set forth on Schedule 1 attached hereto (the “Assets”);
WHEREAS, Seller has previously licensed the Jounce IP, including Assets, to Buyer pursuant to the License Agreement (the “License Agreement”), dated as of August 31, 2020, by and between the Parties; and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all the Assets, and the Parties wish to modify the License Agreement as set forth in ARTICLE VII (the “License Amendment”), in each case, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the Assets, whether tangible or intangible, including all rights therein of every kind and nature and wherever located (collectively, the “Purchased Assets”).
Section 1.02    Purchase Price. The aggregate purchase price for the Purchased Assets and consideration for the License Amendment shall be sixty-seven million dollars ($67,000,000) (the “Purchase Price”). On the Closing Date, Buyer shall pay the Purchase Price by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions provided by Seller prior to the Closing Date.
Section 1.03    Allocation of Purchase Price. The Parties (i) agree that the Purchased Assets are exclusively Class VI or Class VII assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and IRS Form 8594 and (ii) shall allocate the entire amount of the Purchase Price to Class VI or Class VII assets. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to taxes (including amended returns and claims for refund) in a manner consistent with this Section 1.03.
Section 1.04    Withholding Tax. Unless required under Applicable Law, Buyer shall not be entitled to deduct and withhold from the Purchase Price any amount in respect of taxes.
Section 1.05    Third-Party Consents. To the extent that Seller’s rights in, to or under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by applicable Law, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
Section 1.06    Excluded Assets and Excluded Liabilities. Notwithstanding any other provision contained in this Agreement or in the other Transaction Documents, Seller and Buyer expressly acknowledge and agree that Buyer is not acquiring any right, title or interest in or to any of the assets of Seller or any of its Affiliates that are not specifically identified as Purchased Assets in Section 1.01 (such remaining Jounce IP, including any Jounce-Owned IP created after the Closing Date, the “Retained Jounce IP”). Notwithstanding any other provision contained in this Agreement or in the other Transaction Documents, Seller and Buyer expressly acknowledge and agree that Buyer is not assuming any liability of Seller or any of its Affiliates hereunder, including any liability arising out of or related to the Purchased Assets that exists on or prior to the Closing Date (the “Excluded Liabilities”).
ARTICLE II
CLOSING
Section 2.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), simultaneously with the execution of this Agreement on the Agreement Date, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 2.02    Closing Deliverables.
(a)    At the Closing, Seller shall deliver to Buyer the following:
(i)    an intellectual property assignment agreement in the form of Exhibit A attached hereto (the “IP Assignment Agreement”) and duly executed by Seller; and
(ii)    a certificate of the Secretary of Seller certifying as to (A) the resolutions of the board of directors of Seller, which authorize the execution, delivery, and performance of this Agreement and the IP Assignment Agreement (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and titles of the officers of Seller authorized to sign this Agreement and the other Transaction Documents.
(b)    At the Closing, Buyer shall deliver to Seller the IP Assignment Agreement duly executed by Buyer.
Section 2.03    Delivery of Purchased Assets. Reasonably promptly following a written request by Buyer delivered within [***] of the Agreement Date, to the extent any Purchased Know-How (as defined in Schedule 1) has not been disclosed to Buyer in writing prior to the Closing, Seller shall promptly disclose such Purchased Know-How to Buyer and cooperate with Buyer to facilitate the efficient and timely disclosure of such Purchased Know-How to Buyer. In addition, from and after the Closing, Seller will cooperate with and provide Buyer with all available files and information relating to the Purchased Patents (as defined in Schedule 1) and access to all inventors identified on such Purchased Patents as reasonably requested by Buyer and its legal representatives to permit Buyer to obtain the full benefit of its ownership of the Purchased Patents, including without limitation, copies of invention disclosures and associated lab notebooks, ownership records, including inventor assignments and patent recordation records, among others.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the Agreement Date.
Section 3.01    Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.
Section 3.02    No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or the Purchased Assets; (c) except to register the assignment of the Purchased Patents with the USPTO and all applicable foreign and international patent authorities, require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract to which Seller is a party or by which Seller or the Purchased Assets is bound or to which any of the Purchased Assets are subject (other than the License Agreement); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, or security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets other than Permitted Encumbrances. “Permitted Encumbrances” means (i) any Encumbrance (as defined above) on the Purchased Assets permitted under the terms of the License Agreement ([***]) and (ii) any liens for taxes, assessments or other governmental charges not yet due and payable as of the Closing Date.
Section 3.03    Legal Proceedings; Governmental Orders.
(a)    There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller relating to or affecting the Purchased Assets and no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders against, relating to, or affecting the Purchased Assets.
Section 3.04    Compliance with Laws. Seller is in compliance in all material respects with all Laws applicable to the ownership and use of the Purchased Assets.
Section 3.05    Purchased Assets.
(a)    Schedule 1 sets forth the only Patents that constitutes a Jounce Patent owned by Seller.
(b)    Seller (i) is the sole and exclusive owner of, and has good and valid title to, all of the Purchased Assets, free from Encumbrances; (ii) has not granted to any Third Parties any rights under the Purchased Assets (except for non-exclusive licenses granted to Third Parties solely for purposes of performing services on behalf of, and for the benefit of, Seller), and (iii) is listed in the records of the appropriate Governmental Authority as the sole and exclusive owner of record for each registration, grant, and application with respect to the Purchased Patents.
(c)    Seller has not granted any Third Party any rights under any Purchased Assets that would conflict with or limit the scope of the assets or rights purported to be transferred to Buyer hereunder or Buyer’s use of such assets or rights after Closing. Seller has the full and legal rights and authority to disclose the Purchased Know-How to Buyer free from Encumbrances.
(d)    [***], Seller has not received [***] or [***] that any [***] by Seller or Buyer [***] or otherwise [***], or is [***], or otherwise [***], the [***] of such [***].
(e)    All inventors of the inventions claimed in the Purchased Patents are accurately identified in the relevant Purchased Patents, applications and related filings and submissions in accordance with Applicable Law, and all inventors identified in such records are former or current employees or contractors of Seller who have, in each case, assigned all of their respective right, title, and interest in the applicable Purchased Patents to Seller prior to the Agreement Date. As of [***], Seller has Prosecuted and Maintained all Purchased Patents in good faith and has complied with the USPTO duty of disclosure respecting the Prosecution and Maintenance thereof, and, to Seller’s knowledge, all issued patents included in the Purchased Patents are valid and enforceable without any claims, challenges, oppositions, interference, or other similar proceedings pending or threatened.
(f)    All Jounce employees, officers, and consultants who have been or are presently involved in the development of the Purchased Assets have executed agreements effectively assigning to Jounce, or have existing obligations under Applicable Law requiring assignment to Jounce of, all inventions made during the course of and as the result of their association with Jounce, free from Encumbrances, and obligating each such individual to maintain as confidential the Purchased Assets.
(g)    Neither Seller nor any of its Affiliates has made a claim against a Third Party alleging that a Third Party is violating or has violated, is infringing or has infringed, or is misappropriating or has misappropriated any Purchased Assets, and, to Seller’s knowledge, no Purchased Asset is being violated, infringed, or misappropriated by any Third Party.
(h)    Seller has maintained intellectual property protection guidelines within its organization and, to Seller’s knowledge, there has not been any unauthorized disclosure of intellectual property rights, including any Purchased Know-How, to any Third Party nor any disclosure of Purchased Know-How to any Third Party except under written obligations of confidentiality.
(i)    Seller has no liabilities with respect to the Purchased Assets.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that, as of the date hereof, the statements contained in this ARTICLE IV are true and correct as of the Agreement Date.
Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents to which Buyer is party constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.
Section 4.02    No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order; or (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract to which Buyer is a party or by which Buyer is bound.

Section 4.03    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer relating to or affecting the Purchased Assets. No event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders against, relating to, or affecting the Purchased Assets.
ARTICLE V
COVENANTS
Section 5.01    Confidentiality; Public Announcements.
(a)    Agreement. The Parties agree that this Agreement and the terms hereof will be deemed to be the Confidential Information of both Parties, and each Party agrees not to disclose this Agreement or any terms hereof without first obtaining the prior written consent of the other Party; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 12.3 of the License Agreement.
(b)    Press Releases and Use of Name. Section 12.5.1 and Section 12.6 of the License Agreement are each hereby incorporated by reference mutatis mutandi. The Parties have agreed that Seller and Buyer will issue the joint press release attached hereto as Exhibit B.
Section 5.02    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction shall be the responsibility of Seller.
Section 5.03    Transfer Taxes. All sales, use, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by [***] when due. Seller or Buyer, as applicable, shall timely file any tax return or other document with respect to such taxes or fees (and the other Party shall cooperate with respect thereto as necessary).
ARTICLE VI
INDEMNIFICATION
Section 6.01    Survival. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing for [***] years, except for Seller’s representations and warranties set forth in Section 3.05, which shall survive the Closing for [***] year. All covenants and other agreements contained herein that contemplate performance after Closing shall survive until fully performed or fulfilled, unless waived in writing by both Parties.
Section 6.02    Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, during the Indemnification Period (as defined below) Seller shall indemnify and defend each of Buyer and its Affiliates and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, to the extent arising out of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made;
(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto; and
(c)    any Excluded Liabilities.
Section 6.03    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, during the Indemnification Period Buyer shall indemnify and defend each of Seller and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, to the extent arising out of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made;
(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document to which Buyer is a party; or
(c)    any liability based upon or relating to the Purchased Assets existing or arising after the Closing Date.
Section 6.04    Limitations on Liability. To the fullest extent allowable under Law, each Party’s aggregate liability to the other Party pursuant to the indemnification provisions set forth in this ARTICLE VI, shall be limited to [***] (except for Seller’s indemnification for breaches of representations and warranties in Section 3.05, which shall be limited to [***]), and shall terminate on the third anniversary of the Closing Date (except for Seller’s indemnification for breaches of representations and warranties in Section 3.05, which shall terminate on the [***] anniversary of the Closing Date) (the “Indemnification Period”); provided that such limitations shall not apply to indemnification claims based on fraud or intentional misconduct.
Section 6.05    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent and vice versa (which consent shall not be unreasonably withheld or delayed).
Section 6.06    Exclusive Remedy. Except for ARTICLE VII and ARTICLE VIII, the remedies expressly stated in this ARTICLE VI shall be the sole and exclusive remedies of the Parties for liabilities arising out of or in connection with this Agreement.
ARTICLE VII
LICENSE AGREEMENT
Section 7.01    Amendments to License Agreement. Without limiting Seller’s obligations for or Buyer’s rights to the Purchased Assets, the Parties acknowledge and agree that (a) this Agreement will operate as an amendment to the terms and conditions of the License Agreement pursuant to Section 16.5 of the License Agreement and (b) the License Agreement will continue in accordance with its terms with the respect to the Retained Jounce IP, as modified by this Article VII.
Section 7.02    Consideration. The Parties agree that the Purchase Price includes consideration for the net present value of Buyer’s remaining financial obligations to Seller under the License Agreement (except, for the avoidance of doubt, any payments required pursuant to Sections 7.3.3 or 8.8 of the License Agreement), including without limitation, any potential milestone payments and royalties, which amount has been independently calculated by each Party in good faith, taking into account the risks and likelihood of successfully developing and commercializing Licensed Products, and on an arm’s length basis.
Section 7.03    Additional Amendments. In partial consideration for the Purchase Price, from and after the Closing Date, and notwithstanding anything to the contrary under the License Agreement, (a) the Purchased Assets (i) will constitute the Patents and Know-How of Buyer or its Affiliates, (ii) will no longer be deemed part of Jounce IP or be subject to the terms of the License Agreement, including without limitation, Sections 9.1-9.3 and Article 10, (iii) unless otherwise in the public domain as of the Closing Date, will be deemed solely the Confidential Information of Buyer, and Seller shall not use or disclose any such Confidential Information for any purpose or to anyone without Buyer’s prior written consent, except as required by Applicable Law, with any such disclosure made in accordance with Sections 12.3.1(a) and 12.3.2 of the License Agreement, (b) Buyer will not be responsible for paying any other payments to Seller under the License Agreement, including without limitation, additional milestone payments or royalty payments to Seller (but excluding any payments required pursuant to Sections 7.3.3 or 8.8 of the License Agreement), (c) Seller fully, finally, and completely releases Buyer from, and expressly waives, any and all past, present, or future obligations with respect to the Development, Manufacturing, or Commercialization of Licensed Products under the License Agreement, whether financial (including without limitation record-keeping and reporting obligations and audit rights), diligence (including, for example, Section 3.5 of the License Agreement), or otherwise, and the Seller will no longer have any rights to enforce any of such obligations or its rights with respect thereto under the License Agreement, (d) Buyer fully, finally, and completely releases Seller from, and expressly waives, any and all past, present, or future obligations with respect to the Development, Manufacturing, or Commercialization of Licensed Products under Articles 3, 5, and 6 the License Agreement, and Buyer will no longer have any rights to enforce any of such obligations or its rights with respect thereto under the

License Agreement, (e) Article 2 and Section 7.2, Section 9.2, the final sentence of Section 9.3, Section 10.1 and Section 14.4 of the License Agreement are all deleted, and for clarity the Alliance Managers have no further role under the License Agreement, the JSC is disbanded and there will be no Transition Leads, (f) the definition of Change of Control is amended and restated as follows: ““Change of Control” means, with respect to a Party, the occurrence of any of the following events from and after the Execution Date: (a) any Person or group of Persons becomes the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of such Party; (b) such Party consolidates with, or merges with or into another Person pursuant to a cash transaction in which the shareholders of such Party, immediately prior to the transaction, would not, immediately after the transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, securities representing in the aggregate 50% or more of the combined voting power of the acquiring or resulting entity, (c) such Party combines with, consolidates with or merges with or into another Person pursuant to a “merger of equals” stock transaction in which the shareholders of such Party, immediately prior to the transaction, would, immediately after the transaction, beneficially own (as such terms is defined in Rule 13d-3 under the Exchange Act) [***] of voting securities of the combined or resulting entity as the shareholders of such other Person; or (d) such Party sells or transfers to another Person all or substantially all of its assets.”, (g) Section 9.6.1 of the License Agreement is revised to (i) replace “During the Term” with “During the period commencing on Effective Date of the License Agreement and ending on [***]”, (ii) replace the language “if Jounce is [***]” to “if Jounce [***]”, and (iii) replace the language “of [***]” with “of [***]”, and (h) Seller will no longer have the right to terminate the License Agreement for any reason and will instead only have the right to sue Buyer for damages in the event of any claim that would otherwise give rise to termination.
Section 7.04    Continuation. Without limiting Buyer’s rights to the Purchased Assets or the release and waiver of obligations and rights under the License Agreement pursuant to Section 7.03, the Parties’ rights and obligations with respect to intellectual property and confidentiality matters solely as it relates to Jounce Retained IP under License Agreement Sections 9.1, 9.3 (as revised in Section 7.03), 9.4-9.5 , 10.2-10.9 and Article 12 of the License Agreement will continue in accordance with the terms of the License Agreement, except that Buyer’s exclusive license grants under Article 9 of the License Agreement will be deemed fully paid up and non-royalty bearing from and after the Closing Date. For clarity, (i) the provisions of Section 9.6 (as revised in Section 7.03) will continue, (ii) the License Agreement will otherwise remain in effect and will expire in accordance with Section 15.1 of the License Agreement upon expiration of what would have been the expiration of the Royalty Term for a Licensed Product in a country and (iii) references to “Royalty Term” in the License Agreement are intended to retain the meaning ascribed to that term in the License Agreement notwithstanding that no royalties are payable pursuant to Section 7.02.
Section 7.05    Release. In partial consideration of the Purchase Price, from and after the Closing Date, Seller, on behalf of itself and its present, former and future Affiliates (whether parents, subsidiaries, or affiliates), and each of its and their respective present, former, and future officers, directors, shareholders, managers, members, employees, agents and successors and assigns and any other person or entity which could now or hereafter assert a claim on their behalf (collectively, “Releasors”), hereby fully, and completely, and finally releases, waives, and forever discharges Buyer, each of its past, former and future Affiliates (whether parents, subsidiaries, or affiliates) and each of their respective former, present, former and future officers, directors, shareholders, managers, members, employees, agents and successors and assigns (collectively, “Releasees”) from and against any and all present, former or future actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, may have had, now have, or could in the future have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the Execution Date of the License Agreement through the Closing Date arising out of or relating to the License Agreement or arising out of or relating to the decision to enter into or this Agreement and the Transaction Documents (collectively, the “Released Claims”) (except, for the avoidance of doubt, with respect to provisions of the License Agreement that remain in effect from and after the Closing Date).
Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of this release, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and Seller’s decision to enter into it and grant the release contained in this Agreement. Nevertheless, the Releasors intend to fully, finally, and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in this release, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete and final release, notwithstanding the discovery or existence of such additional or different facts. The Releasors expressly, knowingly, and intentionally waive (a) any right or Claim that might arise as a result of such different or additional Claims or facts and (b) any and all rights, benefits, and protections of any state or federal statute or common law principle limiting the scope of a general release.
The Releasors further agree and hereby covenant that they will not, directly or indirectly, on their own behalf or acting on behalf of or through any other person or entity, initiate or maintain any lawsuit, arbitration, or other proceeding, whether legal or equitable, against any of the Releasees, or any businesses, ventures, corporations, partnerships, limited partnerships, predecessors, successors, assigns, or other entities or organizations in which the Releasees have or will have any involvement as an owner, member, shareholder, manager, officer, director, investor or otherwise, or any managers, principals, directors, officers, employees, governing boards, shareholders, members, affiliates, partners, investors, subsidiaries, predecessors, successors, heirs, assigns, representatives, and agents of the Releasees, arising from or related to the Released Claims.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses (including investment banking and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
Section 8.02    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing and in English, and shall be: (a) delivered by hand or by overnight courier with tracking capabilities; or (b) mailed postage prepaid by first class, registered, or certified mail, in each case, addressed as set forth below unless changed by notice so given.

If to Seller:	Jounce Therapeutics, Inc. 780 Memorial Drive Cambridge, MA 02139 Attention: Chief Executive Officer
with a copy to:	Jounce Therapeutics, Inc. 780 Memorial Drive Cambridge, MA 02139 Attention: Chief Legal Officer
If to Buyer:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: Alliance Management
with a copy to:	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 Attention: General Counsel
Any such notice will be deemed given on the date received, except any notice received after 5:00 pm (in the time zone of the receiving Party) on a Business Day or received on a non-Busines Day will be deemed to have been received on the next Business Day. A Party may add, delete, or change the person to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 8.02.
Section 8.03    Interpretation; Headings. Section 16.15 of the License Agreement is hereby incorporated by reference mutatus mutandi.
Section 8.04    Severability. Section 16.1 of the License Agreement is hereby incorporated by reference mutatus mutandi.
Section 8.05    Entire Agreement. This Agreement, the License Agreement (including its attached schedules), and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the statements in the body of this Agreement will control.
Section 8.06    Successors and Assigns; Beneficiaries. Section 16.4 of the License Agreement is hereby incorporated by reference mutatus mutandi. Except with respect to the Releasees, each of whom are third party beneficiaries of the release set forth in Section 7.05, the provisions of this Agreement are for the sole benefit of the Parties and their successors and assigns, and they shall not be construed as conferring any rights or benefits to any other third party (including any third party beneficiary rights).
Section 8.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 8.08    Further Assurances. Following the Closing, each Party shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably requested to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 8.09    Dispute Resolution. Section 16.8 of the License Agreement is hereby incorporated by reference mutatis mutandi.
Section 8.10    Governing Law; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, enforced, and construed in accordance with the laws of the State of New York without reference to any choice or conflict of laws and excluding the United Nations Conventions on Contracts for the International Sales of Goods.
(b)    WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 8.11    Relationship of the Parties. Section 16.9 of the License Agreement is hereby incorporated by reference mutatis mutandi.
Section 8.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Section 16.13 of the License Agreement is hereby incorporated by reference mutatis mutandi.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Agreement Date by their duly authorized officers.

Jounce Therapeutics, Inc. By: /s/ Richard Murray, Ph.D. Name: Richard Murray, Ph.D. Title: Chief Executive Officer

Gilead Sciences, Inc. By: /s/ Andrew Dickinson Name: Andrew Dickinson Title: Chief Financial Officer

EXHIBIT A
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

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EXHIBIT B
PRESS RELEASE
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SCHEDULE 1
PURCHASED ASSETS
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